Exhibit 4.17

Senseonics Holdings, Inc.
Restricted Stock Unit Grant Notice
(2026 Equity Incentive Plan)

Senseonics Holdings, Inc. (the “Company”), pursuant to Section 6(b) of the Company’s 2026 Equity Incentive Plan (the “Plan”), hereby awards to Participant Restricted Stock Units for the number of shares of the Company’s Common Stock (“RSUs” or “Restricted Stock Units”) set forth below (sometimes referred to as the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”) and in the Plan and the Restricted Stock Unit Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units/Shares:

Vesting Schedule:	The Restricted Stock Units shall vest as follows, subject to the Participant’s Continuous Service through each applicable vesting date: [________________________].

Issuance Schedule:	Subject to any change to reflect a Capitalization Adjustment, one share of Common Stock will be issued for each Restricted Stock Unit that vests at the time set forth in Section 7 of the Award Agreement.

Additional Terms/Acknowledgements: By Participant’s signature below or by electronic acceptance or authentication in a form authorized by the Company, Participant understands and agrees that:

•	The Award is governed by this Restricted Stock Unit Grant Notice, the Plan and the Award Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Restricted Stock Unit Grant Notice and the Award Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by Participant and a duly authorized officer of the Company.

•	Participant consents to receive this Restricted Stock Unit Grant Notice, the Award Agreement, the Plan, the Plan prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

•	Participant has read and is familiar with the provisions of the Plan, the RSU Award Agreement and the Plan prospectus. In the event of any conflict between the provisions in the RSU Award Agreement, or the Plan prospectus and the terms of the Plan, the terms of the Plan shall control.

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•	Participant further acknowledges that as of the Date of Grant, the RSU Award Agreement sets forth the entire understanding between Participant and the Company regarding the acquisition of Common Stock pursuant to the Award and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and Participant in each case that specifies the terms that should govern this Award.

•	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Senseonics Holdings, Inc.		Optionholder:

By:
	Signature	Signature
Title:		Date:

Date:

Attachments:	Restricted Stock Unit Agreement, 2026 Equity Incentive Plan

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Attachment I

Senseonics Holdings, Inc.

2026 Equity Incentive Plan

Restricted Stock Unit Agreement

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Agreement”), Senseonics Holdings, Inc. (the “Company”) has awarded you (“Participant”) Restricted Stock Units (“Restricted Stock Units” or “RSUs,” sometimes referred to generally as the “Award”) pursuant to Section 6(b) of the Company’s 2026 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your RSUs, in addition to those set forth in the Grant Notice, are as follows.

1.              Governing Plan Document. Your Award is subject to all the provisions of the Plan, including but not limited to the provisions in: (a) Section 10 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Transaction on your Award; (b) Section 9(d) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Award; and (c) Section 8 of the Plan regarding certain tax consequences of your Award. Your Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.              Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 4 below) as indicated in the Grant Notice. This Award was granted in consideration of your past or expected future services to the Company or its Affiliates.

3.              Vesting. Subject to the limitations contained herein, your RSUs will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the Restricted Stock Units that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to the underlying shares of Common Stock subject to the forfeited RSUs.

4.              Number of Shares. The number of Restricted Stock Units/shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 4, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 4, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 4. Any fraction of a share will be rounded down to the nearest whole share.

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5.              Securities Law Compliance. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6.              Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of the RSUs or the shares issuable in respect of your RSUs, except as expressly provided in this Section 6. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.

(a)             Death. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your RSUs will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

(b)            Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your RSUs or the shares of Common Stock issued upon vesting of your RSUs pursuant to a domestic relations order or marital settlement agreement that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company’s Chief Financial Officer prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

7.              Date of Issuance. The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligations (as defined in Section 13), in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests (subject to any adjustment under Section 4 above) on the applicable vesting date(s) or on a later date as determined by the Company, but in no event later than (a) December 31 of the calendar year in which the applicable vesting date occurs (that is, the last day of your taxable year in which the applicable vesting date occurs), or (b) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock issuable as a result of the applicable vesting date under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d). The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

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8.              Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment.

9.              Transaction. Your Award is subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

10.            Restrictive Legends. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends as determined by the Company.

11.            Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

12.            Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13.            Withholding Obligations. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy any Tax-Related Item withholding obligations, if any, which arise in connection with your Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount. The Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to the Award by any of the means or combination thereof specified in Section 8 of the Plan.

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14.            Tax Consequences. As a condition to accepting this Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from this Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and/or other legal advisors regarding the tax consequences of this Award and have either done so or knowingly and voluntarily declined to do so. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

15.            Unsecured Obligation. Your Award is unfunded, and as a holder of vested RSUs, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 7 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

16.            Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

17.            Clawback/Recoupment. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with the following, as applicable: (i) the Senseonics Holdings, Inc. Incentive Compensation Recoupment Policy; (ii) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law; and (iii) any other clawback policy that the Company adopts and maintains from time to time. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

18.            Effect on Other Employee Benefit Plans. The value of the RSUs subject to this Agreement or the stock underlying the RSUs upon issuance to you shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

19.            Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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20.            Other Documents. You acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s insider trading policy, as in effect from time to time.

21.            Compliance with Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

22.            Miscellaneous.

(a)             The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)            You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)             You agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this Section 22(c) will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such Lock-Up Period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 22(c). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 22(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

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(d)            You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(e)             This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)             All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This Restricted Stock Unit Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Restricted Stock Unit Grant Notice to which it is attached.

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Attachment II

2026 Equity Incentive Plan

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